Exhibit 99.1

NEWS RELEASE                            [Anicom, Inc. LOGO]
                         RE:            6133 N. River Road, Suite 1000
                                        Rosemont, IL 60018
                                        (847) 518-8700
                                        TRADED:  NASDAQ (ANIC)

For Further Information:
                                 AT THE COMPANY

Alan Anixter      Scott Anixter             Carl Putnam              Don Welchko
CHB               Chairman & CEO            President & COO          CFO



FOR IMMEDIATE  RELEASE
FEBRUARY 11, 1998          Media Contact:  Mark Perlman
                                           The Weiser Group
                                           312/368-6732 mperlman@weisergroup.com

                          ANICOM ANNOUNCES RECORD YEAR

ROSEMONT, ILL. February 11, 1998 -- Anicom, Inc. (Nasdaq: ANIC), a national leader and specialist in the distribution of multimedia wiring systems, today announced record net sales of $244 million for the year ended December 31, 1997, an increase of 110 percent compared with net sales of $116 million in the prior year.

Scott C. Anixter, chairman and CEO, commented, "This year has been very successful for Anicom. In addition to achieving record sales, the company also completed five acquisitions." Similar to other companies, Anicom has implemented a major new information technology system. The company took a one time, non-recurring fourth quarter charge of $5.6 million for reengineering costs, including those associated with the implementation of this new system. Such accounting treatment is required by recent FASB Emerging Issues Task Force decisions which mandate that companies expense these types of reengineering costs.

Anixter further added, "The company experienced strong sales and operating results in the fourth quarter of 1997. However, we chose our slowest sales period, the last three weeks of December, in which to implement our new information technology system. We chose to sacrifice sales productivity during this period to minimize the effect of the systems conversion on our customers and to allow complete implementation without any impact on 1998 results. For the first nine months of 1997, Anicom earned $.21 per share and will break even for the full year after this special charge. Excluding the impact of sacrificed sales in December and the one time, non-recurring accounting charges, management believes that net earnings for 1997 would have been in line with analyst expectations of $.30 per share."

Alan B. Anixter, chairman of the board, said, "With the recent integration of 12 companies representing approximately $300 million in additional revenue, it was necessary to reengineer our business process to accommodate our future growth. Our new information technology system, which is year 2000 compliant, will allow us to continue our integrated growth strategy into the next millenium."

                                                            More......

Anicom, Inc.

Don Welchko, chief financial officer, stated, "The strength of our balance sheet coupled with the expected benefits of this new information technology system will make a strong company even stronger. Since these costs no longer can be capitalized, we expect that the required accounting treatment will enhance the contribution of these investments to our future profitability. We are committed to maximizing operating leverage through these types of efficiencies that we believe will result in margin improvement being driven down to the bottom line."

Scott C. Anixter, further commented, "During 1997, we expanded product lines, geographic presence and sales talent to continue our dynamic integrated growth strategy. We are continuing to pursue the pipeline of acquisition opportunities as they develop, while also continuing our push for strong internal growth."

Headquartered in Rosemont, Illinois, Anicom with over 50 locations nationwide, provides products that "interconnect the Internet" and serves as a vital link to the ever-growing global communications industry.

In  compliance  with  the  Safe  Harbor  Provision  of  the  Private  Securities
Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated December 3, 1997 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1996. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from national and regional distributors, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully acquire and integrate the operations of additional businesses and Anicom's ability to operate effectively in geographical areas in which it has no prior experience. The words "believe," "expect," "plans," "anticipated" and "intends" used in this press release as they relate to Anicom or its management are generally intended to identify such forward-looking statements.

                                      # # #

Anicom, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

                                        Three Months Ended   Twelve Months Ended
                                            December 31,        December 31,
                                           1997     1996       1997      1996
                                        --------  ---------  --------  --------
                                       (in thousands except (in thousands except
                                          per share data)       per share data)

Net Sales                               $ 70,833  $  39,561  $243,664  $115,993
Cost of Sales                             54,937     30,197   187,098    87,442
Total operating expenses
    and other                             20,767      7,851    55,078    24,615
                                        --------  ---------  --------  --------
Income (loss) from operations             (4,871)     1,513     1,488     3,936
                                        --------  ---------  --------  --------
Total other income (expense)                (311)        43      (537)      309
                                        --------  ---------  --------  --------
Income (loss) before income taxes         (5,182)     1,556       951     4,245
Provision (benefit) for income taxes      (1,681)       701       650     1,622
                                        --------  ---------  --------  --------
Net income (loss)                         (3,501)       855       301     2,623
Less:  Dividend on preferred stock            --         --      (297)       --
                                        --------  ---------  --------  --------
Net income (loss) available to common
  stockholders                          $ (3,501) $     855  $      4  $  2,623
                                        ========  =========  ========  ========

Weighted average common shares
     outstanding:
  Basic                                   20,620     15,558    17,476    13,384
                                        ========  =========  ========  ========
  Diluted                                 20,620     16,005    17,476    13,580
                                        ========  =========  ========  ========
Earnings per common share:
  Basic                                 $ (0.17)  $   0.06 * $    --   $  0.20 *
                                        ========  =========  ========  ========
  Diluted                               $ (0.17)  $   0.05 * $    --   $  0.19 *
                                        ========  =========  ========  ========
* Prior year Earnings Per Share has been restated as required by FAS No. 128, Earnings Per Share.
   ------------------

--------------------------------------------------------------------------------

Anicom, Inc.
Condensed Consolidated Balance Sheet
December 31
(Unaudited)



                                                     1997        1996
                                                  ---------   ---------
                                                       (in thousands)
Assets

Current assets                                    $ 131,441   $  57,539
Fixed assets - net                                    5,771       2,820
Other assets, primarily goodwill                     78,720      27,595
                                                  ---------   ---------
  Total Assets                                    $ 215,932   $  87,954
                                                  =========   =========

Liabilities and stockholders' equity

Current liabilities                               $  63,233   $  24,143
Long-term liabilities                                 8,549       3,952
Stockholders' equity                                144,150      59,859
                                                  ---------   ---------
  Total liabilities and stockholders' equity      $ 215,932   $  87,954
                                                  =========   =========